EXHIBIT 8.1

November 4, 1997

Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
1341 West Battlefield
Springfield, Missouri 65807

Dear Board Members:

         In accordance with your request, set forth herein is the opinion of this firm relating to certain federal income tax consequences of the two integrated transactions described below.

         We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering our opinion, we have relied upon certain written representations and covenants of Guaranty Federal Savings Bank (the "Savings Bank") and Guaranty Federal Bancshares, M.H.C. (the "Mutual Holding Company") which are annexed hereto (collectively referred to herein as the "Officer Affidavits").


                               STATEMENT OF FACTS
                               ------------------

         Based solely upon our review of the documents described herein, and in reliance upon such documents, we understand that the relevant facts are as follows. The Savings Bank and the Mutual Holding Company were created in a reorganization of the Savings Bank from its prior mutual form (the "Mutual Institution") in April of 1995 (the "1995 Reorganization"). In April of 1995, the Mutual Holding Company and the Savings Bank received a federal tax opinion from the law firm of Arndt & Associates stating that the 1995 Reorganization constituted a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). In the 1995 Reorganization, the Mutual Institution transferred substantially all of its assets and liabilities to the newly created Savings Bank in exchange for all of the outstanding stock of the Savings Bank ("Savings Bank Stock"), and converted its charter from that of a


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Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 2

federally-chartered mutual savings bank to that of a federally-chartered mutual holding company. As part of the 1995 Reorganization, the Savings Bank sold a portion of its stock to the public whereby immediately after the 1995 Reorganization the public owned less than 50.1% of the outstanding shares of Savings Bank Stock and the Mutual Holding Company owned the remaining shares.

         The principal business of the Savings Bank is the acceptance of savings deposits from the general public and the origination and purchase of mortgage loans for the purpose of constructing, financing or refinancing one-to-four family residences and other improved residential and commercial real estate. The Savings Bank's income is derived largely from interest and fees in connection with its lending activities. Its principal expenses are interest paid on savings deposits and operating expenses.

         Currently, the management of the Savings Bank and the Mutual Holding Company believe it would be in their best interest, as well as the best interest of their stockholders and members (respectively) to operate in the corporate structure specified below. The proposed transactions will result in the Savings Bank being wholly owned by a stock holding company (the "Holding Company"), which is a more common structure and form of ownership than a mutual holding company. The new corporate structure would also provide greater organizational flexibility, and enable the resulting institutions to increase their equity capital base available for expansion of services, facilities, possible future acquisitions of other financial institutions, possible diversification into other related financial services activities, and enhance their ability to render services to the public in a competitive manner. In addition, the proposed transactions will result in the raising of additional capital for the Savings
Bank and the Holding Company and should result in a more active and liquid market for the common stock of the Holding Company ("Holding Company Stock") than currently exists for the Savings Bank Stock, although there can be no assurances that this will be the case. Finally, the proposed transactions have been structured to re-unite the accumulated earnings and profits tax attribute retained by the Mutual Holding Company with the retained earnings of the Savings Bank through a tax-free reorganization. This would increase the Savings Bank's ability to pay dividends in the future.

         The Savings Bank and the Mutual Holding Company have adopted a Plan of Conversion and a related Plan of Merger (collectively referred to herein as the "Plan of Conversion"). The Mutual Holding Company and the Savings Bank represent that the Plan of Conversion complies with the provisions of Subpart A of 12 C.F.R. Part 563b which sets forth the Office of Thrift Supervision (the "OTS") regulations for conversions of mutual institutions to stock form and that the Plan of Conversion also complies with the provisions of 12 C.F.R. ss. 575.12(a), which is the OTS regulation governing the conversion of mutual savings and loan holding companies to stock form. The Mutual Holding Company and the Savings Bank also represent that the Plan


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Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 3

of Conversion includes language that complies with 12 C.F.R. ss. 552.13, the OTS regulation governing mergers involving federal stock associations.

         For valid business reasons, as described above and in the prospectus to be used in the public offerings of Holding Company Stock described herein ("Prospectus"), the present corporate structure of the Mutual Holding Company and the Savings Bank will be changed pursuant to the following proposed transactions:

         (i) The Savings Bank will form "Guaranty Federal Bancshares, Inc." (i.e., the Holding Company) as a new, wholly owned, first tier subsidiary, which will become a new holding company. The Holding Company will receive approval from the OTS to acquire control (as defined by the OTS) of the Savings Bank.

         (ii) The Holding Company will form an interim corporation ("Interim B") as a new, wholly owned first tier subsidiary that is a federally-chartered stock savings bank.

         (iii) Pursuant to the Plan of Conversion, the Mutual Holding Company will convert from the mutual form to a federal interim stock savings bank ("Interim A") and simultaneously merge with and into the Savings Bank, with the Savings Bank being the surviving corporation ("Merger 1"). The Savings Bank Stock which was previously held by the Mutual Holding Company will be extinguished. Eligible members of the Mutual Holding Company as of certain specified dates set forth in the Plan of Conversion will be granted interests in a liquidation account to be established by the Savings Bank (referred to herein as "Savings Bank Liquidation Interests").

         The initial balance of the liquidation account will equal the greater of: (i) 100% of the retained earnings of the Mutual Institution as of the date of the latest statement of financial condition contained in the final offering circular utilized in the 1995 Reorganization, or (ii) a certain percentage of the Savings Bank's total shareholder equity as reflected in its latest statement of financial condition contained in the Prospectus to be utilized in the Mutual Holding Company's mutual-to-stock conversion (the "Conversion").

         (iv) Immediately following Merger 1, Interim B will merge with and into the Savings Bank, with the Savings Bank surviving ("Merger 2"). Merger 2 will be completed in accordance with applicable federal and state laws, and will be pursuant to an Agreement and Plan of Reorganization between the Holding Company and the Savings Bank (the "Plan of Reorganization"). The Savings Bank Stock held by the public stockholders will automatically be converted into Holding Company Stock based upon an exchange ratio which ensures that the public stockholders will own, in the aggregate, approximately the same percentage of Holding Company Stock outstanding upon completion of the Conversion as the percentage of Savings


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Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 4

Bank Stock owned by them in the aggregate immediately prior to the consummation of the Conversion, before giving effect to: (a) cash paid in lieu of fractional shares, (b) any shares of Holding Company Stock purchased by public stockholders in the offering described below; in addition, the shares of Interim B will be converted into 100 shares of Savings Bank Stock. Thereupon, the Holding Company will become a savings and loan holding company within the meaning of Section 10(a) of the Home Owners' Loan Act ("HOLA"), 12 U.S.C. Section 1467a, as amended, and Part 583 of Subchapter F of Title 12 of the Code of Federal Regulations.

         (v) Simultaneously with the consummation of Merger 2, the Holding Company will sell additional shares of Holding Company Stock, with priority subscription rights granted to certain members of the Mutual Holding Company at specified dates, and to tax qualified employee benefit plans, directors, and employees of the Savings Bank.

         With respect to the Plan of Conversion and the Plan of Reorganization, the following three issues are not adequately addressed by a statute, regulation, decision of the Supreme Court, tax treaty, revenue ruling, revenue procedure, notice, or other authority published in the Internal Revenue Bulletin. Further, in accordance with Rev. Proc. 97-3, 1997-1 I.R.B. 85, the Internal Revenue Service (the "Service") will not provide the Savings Bank or the Mutual Holding Company letter rulings that address such issues.

         1. Whether the exchange of the members' equity interests in the Mutual Holding Company for interests in a liquidation account established at the Savings Bank in Merger 1 will satisfy the continuity of interest requirement of
Section 1.368-1(b) of the Treasury Regulations (cf. Rev. Rul. 69-646, 1969-1 C.B. 54)?

         2. Whether the interests in the liquidation account established at the Savings Bank (i.e., the Savings Bank Liquidation Interests), and the shares of Savings Bank Stock held by the Mutual Holding Company prior to the consummation of Merger 1, will be disregarded for the purpose of determining that an amount of Savings Bank Stock which constitutes "control" of such corporation was acquired by the Holding Company in exchange for shares of Holding Company Stock pursuant to Merger 2 (Section 368(c) of the Code)?

         3. Whether the exchange of Savings Bank Stock for shares of Holding Company Stock in Merger 2, following the consummation of Merger 1, will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations with regard to Merger 2?

         Pursuant to Rev. Proc. 97-3, the proposed transaction constitutes a transaction that the Service will not issue related letter rulings. The Service's current position of non-issuance of letter rulings does not affect the tax status of the proposed transaction nor does it reflect a


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Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 5

change in how the Service would rule if said rulings were to be issued. The Service's position reflects the manner in which the Service reserves the right not to issue letter rulings as to certain transactions.


                                    ANALYSIS
                                    --------

         Rev. Rul. 80-1051 provides that the conversion of a federal mutual savings and loan association to a state or federal stock savings and loan association, and the conversion of a state chartered mutual savings and loan association to a stock savings and loan association in the same state are reorganizations under Code Section 368(a)(1)(F) (Rev. Rul. 54-193 superseded).
Section 368(a)(1)(F) of the Code provides that a mere change in identity, form, or place of organization, however effected, is a reorganization. If the Mutual Holding Company converts itself from a federal mutual holding company to a federal interim stock savings bank the changes at the corporate level, other than its place of organization and form of organization as described above, will be insubstantial. Throughout its brief period of existence Interim A will: (i) continue its business in the same manner as the Mutual Holding Company, (ii) hold the same assets previously held by the Mutual Holding Company, (iii) not engage in any business which the Mutual Holding Company is prohibited from engaging in, and (iv) be subject to the same regulatory agencies which regulated the Mutual Holding Company. Therefore, the change in the form of operation of the Mutual Holding Company from a federal mutual holding company to that of a federal interim stock savings bank should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

         It is important to note that Merger 1 could alternatively be accomplished by merging the Mutual Holding Company directly with and into the Savings Bank without the formation of an interim stock savings bank.2 However, solely for regulatory reasons, Merger 1 will take place immediately after the Mutual Holding Company converts its charter to that of a federal interim stock savings bank. It should be further noted that the formation of Interim A prior to Merger 1 will not be for the purpose of tax avoidance. Clearly, the transaction providing for the formation of Interim A, should be held to its chosen form when specific business benefits are


--------
         1 1980-1 C.B. 78.

         2 Prior taxpayers have accomplished a transaction similar to that of Merger 1 with a direct merger of a mutual holding company with and into its subsidiary stock savings institution. See Priv. Ltr. Ruls. 9449018 and 9437020.


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Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 6

sought (such as the avoidance of additional regulatory delay and expense) and presumably obtained by forming Interim A prior to Merger 1.3

         Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as Merger 1 and Merger 2. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying as a merger under Section 368(a)(1)(A), such as Merger 2, shall not be disqualified by reason of the fact that common stock of a corporation (referred to in the Code as the "controlling corporation") (i.e., the Holding Company) which before the merger was in control of the merged corporation, is used in the transaction if:

         (i) after the transaction, the corporation surviving the merger [the Savings Bank] holds substantially all of its properties and the properties of the merged corporation [Interim B] (other than common stock of the controlling corporation [the Holding Company] distributed in the transaction); and

         (ii) in the transaction, former stockholders of the surviving corporation [the Savings Bank public stockholders] exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

         Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Plan of Conversion and Plan of Reorganization together provide that Merger 1 and Merger 2 will be consummated in accordance with applicable federal and state laws. The simple act of consummating the two transactions under applicable federal and state laws should be sufficient to not only satisfy the specifically expressed requirements of Code Section 368(a)(1)(A) but also the regulations promulgated thereunder.

--------
         3 The Service has accepted that a taxpayer may choose his form to obtain the tax consequences desired. In Rev. Rul. 70-223, 1970-2 C.B. 79, Corporation X acquired all of the outstanding stock of Corporation Y within a 12 month period. The assets of Y had an adjusted basis in its hands greater than the cost of the Y stock to X. It was thus decided, for good business reasons, to merge X into Y in order to avoid the reduction in basis of Y's assets that would have resulted under Code Sections 332 and 334(b)(2) had Y been liquidated into X (or merged upstream into X). In holding that the downstream merger qualified under Code Section 368(a)(1)(A), the ruling states "[s]ince X may accomplish its desired objective of combining the two businesses by either liquidating Y or by merging into Y, it may choose whichever form it desires for the transaction."


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Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 7

         The Service has previously issued Rev. Proc. 94-76, 1994-2 C.B. 825 (the language of which is reiterated in Rev. Proc. 96-3, 1996-1 I.R.B. 82), which indicates the Service will be studying transactions "in which one corporation owns stock in a second corporation, the first corporation is not an 80-percent distributee of the second corporation under Code Section 337(c), and the two are combined." After two years of study, the Service has announced in Notice 96- 6, 1996-5 I.R.B. 27, that it has concluded the study described in Rev. Proc. 94-76. In connection with Notice 96-6, the Service issued Rev. Proc. 96-22, 1996-5 I.R.B. 27, which modified Rev. Proc. 96-3 by moving the specified transaction of Rev. Proc. 94-76 from the "under study" section to the "no rule" section of the revenue procedure. Consequently, Rev. Proc. 97-3 states that the Service will not provide taxpayers letter ruling guidance with respect to certain corporate combinations that are similar to the proposed transaction described herein. However, the Service's decision not to issue a letter ruling with respect to the proposed transaction does not affect the tax-free nature of the transaction.

         Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The "business purpose test," which required a proposed merger to have a bona fide business purpose, must be satisfied. See Treas. Reg. Section 1.368-1(c). We believe that Merger 1 and Merger 2 will satisfy the business purpose test for the reasons set forth herein and in the Prospectus which is related to the public offerings of Holding Company Stock pursuant to Merger 2. The "continuity of business enterprise test" requires an acquiring corporation to either continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. See Treas. Reg. Section 1.368-1(d). We believe that the continuity of business enterprise test is satisfied because the Prospectus provides that the business conducted by the Savings Bank prior to Merger 1 and Merger 2 will be unaffected by the proposed transactions.

         The "continuity of interest doctrine" requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Paulsen v. Comm'r, 469 U.S. 131 (1985); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Southwest Natural Gas Co. v. Comm'r, 189 F.2d 332 (5th Cir. 1951), cert. denied, 342 U.S. 860 (1951).

         Due to the "no rule" position of the Service in Rev. Proc. 97-3, the Savings Bank and the Mutual Holding Company are not able to seek definitive confirmation from the Service on the following issues:



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Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 8

         (i) whether the judicially-developed continuity of interest requirement is satisfied when the Mutual Holding Company converts to stock form,

         (ii) whether to include the Mutual Holding Company as a former stockholder of the Savings Bank in applying the continuity of interest requirement with respect to Merger 2, and

         (iii) whether the Savings Bank Liquidation Interests (to be distributed to certain members of the Mutual Holding Company in Merger 1) and the Savings Bank Stock held by the Mutual Holding Company prior to Merger 1, should be disregarded for purposes of determining if the Holding Company acquired "control" of the Savings Bank in Merger 2.

         First, as to the issue of continuity of interest with regard to Merger 1, the Mutual Holding Company, as a federally-chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. Instead, the Mutual Holding Company (in mutual form) has a unique equity structure, in that the Mutual Holding Company has members who are accorded a variety of proprietary rights (pursuant to OTS regulations) such as voting rights and certain rights in the unlikely event of liquidation. Prior to Merger 1, certain depositors in the Savings Bank have both a deposit account in the institution and a pro rata inchoate proprietary interest in the net worth of the Mutual Holding Company based upon the balance in his (or her) account in the Savings Bank, an interest which may only be realized in the event of a liquidation of the Mutual Holding Company. However, this inchoate proprietary interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his (or her) account receives a portion or all of the balance in the account but nothing for his (or her) ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

         The eligible members of the Mutual Holding Company, set forth in the Plan of Conversion (the "Members"), maintain an inchoate proprietary interest represented by a liquidation interest in the Mutual Holding Company. In accordance with the Plan of Conversion, the Members will receive Savings Bank Liquidation Interests and continue their inchoate proprietary interests in the Savings Bank following Merger 1. Although the Savings Bank Liquidation Interests would not allow the Members the right to vote or the right to pro rata distributions of earnings, they would be entitled to share in the distribution of assets upon the liquidation of the Savings Bank following Merger 1. The Members' liquidation interests in the Savings Bank is substantially similar to their current ownership interest in the Mutual Holding Company (a liquidation interest in the Mutual Holding Company). Because the Members are not in effect "cashing out" their inchoate proprietary interests in the Mutual Holding Company, they would continue to maintain an inchoate proprietary interest in the Savings Bank upon the consummation of Merger 1. Such payments to be received as Savings Bank Liquidation Interests are not guaranteed and can only be received by Members who continue to maintain deposit

Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 9

accounts in the Savings Bank following Merger 1. Therefore, it would seem that the exchange of the Members' equity interests in the Mutual Holding Company for Savings Bank Liquidation Interests should not violate the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations (cf. Rev. Rul. 69-646, 1969-1 C.B. 54).4

         Second, as to the issue of continuity of interest with regard to Merger 2, the fact that Merger 2 may occur only after the completion of Merger 1 raises another issue as to whether Merger 1 would be disregarded in applying the continuity of interest requirement to Merger 2. A judicially created substance over form concept often referred to as the "step transaction doctrine" applies throughout tax law, including the corporate reorganization area. The step transaction doctrine is an extremely amorphous concept. Often, application of the doctrine hinges on whether a court finds that a particular series of transactions runs counter to a significant tax policy. Notwithstanding years of litigation and hundreds of cases, the exact contours of the step transaction doctrine, and even its proper formulation, are still the subject of intense debate. Consequently, it often will be difficult to determine with a high degree of certainty whether a series of related transactions will be stepped together in some fashion for tax purposes.

         The courts over the years have developed three distinct verbal formulations of the doctrine: (i) the binding commitment test, (ii) the end result test, and (iii) the interdependence test. While the courts nominally apply one or more of these three tests, a careful reading of the relevant cases indicates that the courts, as a preliminary matter, in deciding whether to apply the step transaction doctrine, tend to focus primarily on two key factors: intent and temporal proximity. However, case law and IRS pronouncements indicate that there are limitations on the ability to assert the step transaction doctrine, regardless of (i) the taxpayer's intent at the time of the first transaction to engage in the later transactions, and (ii) the short period of time that elapses between the transactions.

         Case law and IRS pronouncements indicate that if two or more transactions carried out pursuant to an overall plan have economic significance independent of each other, the transactions generally will not be stepped together.5 The Service's most significant

--------
         4 In Rev. Rul. 69-646, a merger of two building and loan associations, whereby the acquired association's shareholders exchanged their passbook accounts and equity interests for equal passbook accounts and guaranty shares of the acquiring association was held to have satisfied the continuity of interest requirement and subsequently deemed to be a reorganization under Section 368(a)(1)(A) of the Code.

         5 See e.g., Rev. Rul. 79-250, 1979-2 C.B. 156.

Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 10

pronouncement regarding independent economic significance is Rev. Rul. 79-250.6 In that ruling, the Service asserted that:

         the substance of each of a series of steps will be recognized and the step transaction doctrine will not apply, if each such step demonstrates independent economic significance, is not subject to attack as a sham, and was undertaken for valid business purposes and not mere avoidance of taxes.

         The facts in Rev. Rul. 79-250 involved a situation where, pursuant to an overall plan, (i) the target corporation merged into the parent corporation's subsidiary, in a tax-free Code Section 368(a)(2)(D) reorganization, with the target corporation shareholders receiving parent corporation stock in exchange for their target corporation stock, and (ii) the parent corporation thereafter reincorporated in a different state by merging into a newly formed corporation in an intended "F" reorganization. If the two mergers were stepped together, the intended "F" reorganization would not qualify as such because the Service has taken the position that virtually 100% continuity of interest is required for an "F" reorganization. However, the Service concluded that the two mergers should not be stepped together because each merger was "real and substantial" and the economic motivation supporting each merger was sufficiently meaningful to warrant the conclusion that the mergers were independent of each other.

         The parties to Merger 1 maintain a separate and distinct business purpose for consummating Merger 1 (e.g., allowing for the conversion of the Mutual Holding Company from mutual to stock form). Similarly, the parties to Merger 2 maintain a separate and distinct business purpose for consummating Merger 2 (e.g., allowing the Holding Company flexibility in future corporate acquisitions and provides the Holding Company an opportunity to raise a substantial amount of capital). Although Merger 1 and Merger 2 are to be undertaken pursuant to an overall plan, the consummation of Merger 1 will result in a permanent alteration of a previous bona fide business relationship. Immediately after the consummation of Merger 1, the Savings Bank will no longer be controlled by the Mutual Holding Company but will instead be controlled by its public stockholders. The facts indicate that the initial merger of Interim A with and into the Savings Bank will result in a real and substantial change in the form of ownership of the Savings Bank that is sufficient to conclude that Merger 1 comports with the underlying purposes and assumptions of a reorganization under Section 368(a)(1)(A) of the Code (see Treas. Reg. Section 1.368-1(b)) and would not be subject to attack as a sham or illusory.

         The   subsequent   consummation   of  Merger  2  in  which  the  public
stockholders of the Savings Bank will continue their equity interests in the Holding Company, the sole shareholder

--------
         6 1979-2 C.B. 156.

Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 11

of the Savings Bank following the completion of Merger 2, is likewise real and substantial and would not be subject to attack as a sham or illusory. Further, although the overall plan comprehends both Merger 1 and Merger 2, the economic motivation supporting each transaction is sufficiently meaningful (as such term is used in Rev. Rul. 79-250) and is not dependent upon the other transaction for its substantiation to warrant the conclusion that the overall plan presents two separate and independent reorganizations. Given that the business reasons supporting Merger 1 exist regardless of Merger 2, the step transaction doctrine should not be applied under the facts and circumstances presented here.

         The final issue, focuses on whether the Savings Bank Liquidation Interests and the Savings Bank Stock held by the Mutual Holding Company prior to Merger 1, should be disregarded for purposes of determining whether the Holding Company acquired "control" of the Savings Bank in Merger 2. The Savings Bank has represented in its Officer Affidavit that, following Merger 2, it will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets, and at least 90% of the fair market value of Interim B's net assets and at least 70% of the fair market value of Interim B's gross assets held immediately prior to Merger 2. By holding such a high percentage of its assets and Interim B's assets following Merger 2, the Savings Bank would clearly satisfy the first requirement of Code Section 368(a)(2)(E).

         As further required by Code Section 368(a)(2)(E), the Holding Company must acquire control of the Savings Bank in Merger 2. Control is defined as at least 80% of the total combined voting power of all classes of stock entitled to vote, and at least 80% of the total number of shares.7

         If the Savings Bank Liquidation Interests are to be included in determining whether the Holding Company acquired control of the Savings Bank in Merger 2, it would be necessary to recognize such interests as another class of Savings Bank Stock. Members of the Mutual Holding Company are entitled to liquidation interests in the Mutual Holding Company, and such liquidation interests resemble an equity/ownership interest in the Mutual Holding Company because of its unique equity structure. Pursuant to federal law, the Members are to receive Savings Bank Liquidation Interests in connection with Merger 1 which would entitle the Members to an interest similar to the interest enjoyed as a member of the Mutual Holding Company. However, upon receipt of Savings Bank Liquidation Interests, the Members would not enjoy any control over the business of the Savings Bank that would in any way resemble the control maintained by a true stockholder of the Savings Bank, and would not be entitled to any assets of the Savings Bank unless the Savings Bank is liquidated after Merger 2. Although the

--------
         7 I.R.C. ss. 368(c).

Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 12

Savings Bank Liquidation Interests may be compared to the equity interests held by members of the Mutual Holding Company, which afforded members an equity/ownership interest in the Mutual Holding Company, these interests in the Savings Bank are too remote to qualify as a separate class of Savings Bank Stock. Therefore, the Savings Bank Liquidation Interests should be disregarded in determining whether the Holding Company acquires control of the Savings Bank in Merger 2.

         In addition, if the Savings Bank Stock held by the Mutual Holding Company prior to Merger 1 is to be included in determining whether the Holding Company acquired control of the Savings Bank in Merger 2, it would be necessary to apply the step transaction doctrine to Merger 1 and Merger 2. As discussed earlier, the step transaction doctrine should not apply to Merger 1 and Merger
2. Therefore, the Savings Bank Stock, held by the Mutual Holding Company prior to Merger 1, should be disregarded in determining whether the Holding Company acquires control of the Savings Bank in Merger 2.

         The Service has previously ruled on the same three issues in Priv. Ltr. Rul. 9510044. Although Priv. Ltr. Rul. 9510044 may not be used or cited as precedent pursuant to Section 6110(j)(3) of the Code, it illustrates the Service's analysis and position concerning these particular issues. As provided in Priv. Ltr. Rul. 9510044, a mutual holding company owns approximately 57.5% of the outstanding stock of a federally-chartered stock savings bank. The proposed transaction in Priv. Ltr. Rul. 9510044 includes the conversion of a mutual holding company from mutual to stock form and the simultaneous merger of the mutual holding company with and into the federally-chartered stock savings bank with the stock savings bank being the surviving corporation. Subsequent to such mutual-to-stock conversion, the common stock of the stock savings bank held by the mutual holding company was to be extinguished, and eligible members of the mutual holding company were to be granted interests in a liquidation account to be established by the stock savings bank. This particular transaction, which is identical to the proposed transaction described herein as Merger 1, was held by the Service to satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations. The Service cited Rev. Rul. 69-646, 1969-1 C.B. 54, as authority for this ruling.8

         The issue of whether to include the Mutual Holding Company as a former stockholder of the Savings Bank in applying the continuity of interest requirement with respect to Merger 2 was also addressed by the Service in Priv. Ltr. Rul. 9510044. The Service found no cause to apply the step transaction doctrine to step together the two mergers contemplated in Priv. Ltr.

-------
         8 The Service has ruled consistently regarding the exchange of members' equity interests in a converting mutual holding company for interests in a liquidation account established by its subsidiary stock savings institution in other Private Letter Rulings with substantially similar facts. See Priv. Ltr. Ruls. 9602015, 9449018, and 9437020.

Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 13

Rul. 9510044. The Service ruled that the exchange of shares of common stock of the savings and loan holding company for the shares of common stock of the stock savings bank satisfied the continuity of interest requirement of Treasury Regulation Section 1.368-1(b), an exchange which occurs immediately following the conversion of the mutual holding company.

         The Service also ruled in Priv. Ltr. Rul. 9510044 that liquidation interests (comparable to the Savings Bank Liquidation Interests) and stock previously held by a mutual holding company (comparable to the Savings Bank Stock held by the Mutual Holding Company prior to Merger 1) were to be disregarded in determining whether the acquiring corporation obtained control within the meaning of Code Section 368(c). The Service cited Code Section 368(c) as authority for this ruling.

         Although Code Section 6110 precludes the parties to Merger 1 and Merger 2 from using or citing Priv. Ltr. Rul. 9510044 as precedent, there is currently no reasonable basis to believe that the Service will take a position contrary to recent private letter rulings encompassing substantially similar facts and circumstances. However, should the Service take a contrary position as to these three issues, our opinions rendered herein (regarding the tax-free status of Merger 1 and Merger 2) may be significantly affected thereby.

         Further, we believe that Merger 2 satisfies the continuity of interest doctrine because the Savings Bank's public stockholders who do not exercise dissenters' rights following Merger 1, will receive only Holding Company Stock in exchange for their shares of Savings Bank Stock. In addition, we believe other applicable requirements of the Treasury Regulations and case law which are preconditions to the qualification of Merger 1 and Merger 2 as a reorganization, within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, are satisfied on the basis of the information contained in the Plan of Conversion, the Plan of Reorganization, the Officer Affidavits, and the Prospectus.

         The Service has previously issued Notice 94-93, 1994-41 I.R.B., wherein the Service warns that it is drafting regulations that will require appropriate recognition of income or gain, or reductions of the basis of stock or the parties to a transaction in which a parent and a subsidiary switch places -- an inversion transaction. The specific transaction described in the notice involves an inversion resulting in the disappearance of built-in gain inherent in the prior subsidiary corporation's stock when the prior subsidiary corporation becomes the new parent corporation. Further, the value of the new subsidiary corporation's stock has been reduced, following the inversion, and may allow the new parent corporation to obtain a loss upon the sale of its new subsidiary corporation's stock.

         Although, for a moment in time the Savings Bank will be the parent of the Holding Company when the Savings Bank first incorporates the Holding Company, the Holding Company

Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 14

will not hold any assets of value until the Holding Company first acquires all of the outstanding Savings Bank Stock pursuant to Merger 2. In addition, the value of Savings Bank Stock would not likely be diluted following Merger 2. Further, the Holding Company Stock held by the Savings Bank is held for such a brief period of time that the possibility of built-in gain materializing is not likely to occur, in light of the minimal capitalization (all in cash) of Interim
B. Therefore, the Service should not challenge the tax-free nature of Merger 2.

         Section 354 of the Code provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, such as the Savings Bank, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization, such as the Holding Company. Section 356 of the Code provides that stockholders shall recognize gain to the extent they receive money as part of a reorganization, such as money received in lieu of fractional shares. Section 358 of the Code provides that, with certain adjustments for money received in a reorganization, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered in the transaction. Section 1223(1) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

         Section 361 of the Code provides that no gain or loss shall be recognized to a corporation such as the Savings Bank which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization.
Section 362 of the Code provides that if property is acquired by a corporation such as the Savings Bank in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. Section 1223(2) of the Code states that where a corporation such as the Savings Bank will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. Section 1032 of the Code states that no gain or loss shall be recognized to a corporation, such as the Holding Company, on the receipt of property in exchange for common stock.


                               OPINION OF COUNSEL
                               ------------------

         Provided that Merger 1 and Merger 2 are consummated as described herein, we are of the opinion that:

Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 15

         1. Merger 1 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Therefore, both the Mutual Holding Company and the Savings Bank will be a party to a "reorganization" as defined in Section 368(b) of the Code.

         2. Interim A (Mutual Holding Company) will recognize no gain or loss upon the transfer of assets to the Savings Bank pursuant to Merger 1.

         3. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the Mutual Holding Company in Merger 1.

         4. Merger 2 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Pursuant to Section 368(a)(2)(E) of the Code, Merger 2 is not disqualified from qualifying as a reorganization within the meaning of
Section 368(a)(1)(A) because Holding Company Stock will be conveyed to the Savings Bank's public stockholders in exchange for their Savings Bank Stock. Therefore, the Savings Bank, the Holding Company, and Interim B will each be a party to a reorganization as defined in Section 368(b) of the Code.

         5. No gain or loss will be recognized by Interim B upon the transfer of its assets to the Savings Bank pursuant to Merger 2.

         6. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim B.

         7. No gain or loss will be recognized by the Holding Company upon the receipt of Savings Bank Stock solely in exchange for Holding Company Stock.

         8. No gain or loss will be recognized by the Savings Bank's public stockholders upon the receipt of Holding Company Stock solely in exchange for their shares of Savings Bank Stock.

         9. The basis of the Holding Company Stock to be received by the Savings Bank's public stockholders will be the same as the basis of the Savings Bank Stock surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares.

         10. The holding period of the Holding Company Stock to be received by the Savings Bank's public stockholders will include the holding period of the Savings Bank Stock, provided that the Savings Bank Stock was held as a capital asset on the date of the exchange.

         11.  The  Eligible  Account  Holders,   Supplemental  Eligible  Account
Holders, and Other Members (as such terms are defined in the Plan of Conversion) will recognize gain upon the

Boards of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
November 4, 1997
Page 16


issuance, to them, of nontransferable subscription rights to purchase Holding Company Stock, but only to the extent of the value, if any, of the subscription rights.


                                SCOPE OF OPINION
                                ----------------

         No opinion is expressed as to the tax consequences to any party, whether federal, state, local, or foreign, of either Merger 1 or Merger 2, or any transactions related to Merger 1 or Merger 2, or contemplated by either the Plan of Conversion or the Plan of Reorganization, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically referenced above. Further, no opinion is expressed or intended to be expressed herein as to the effect of Merger 1 or Merger 2 on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Savings Bank, if any, under the Code. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder, and the Revenue Rulings from the Service as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, the opinions set forth herein would not significantly change. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Service.


                                     CONSENT
                                     -------

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Form S-1") to be filed by the Holding Company with the Securities and Exchange Commission, and as an exhibit to the Mutual Holding Company's Application for Conversion on the Form AC as filed with the OTS ("Form AC"), and to the references to our firm in the Prospectus which is part of both the Form S-1 and the Form AC.

                                        Very truly yours,


                                        /s/Malizia, Spidi, Sloane, & Fisch, P.C.
                                        Malizia, Spidi, Sloane, & Fisch, P.C.